Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	November 13, 2009
Contact:	Peter B. Orthwein (203-661-1333) or Richard E. Riegel, III (212-370-1570)
WADE F. B. THOMPSON CO-FOUNDER, CHAIRMAN, PRESIDENT AND CEO
LOSES 14 YEAR BATTLE WITH CANCER.
The Board of Directors of Thor Industries, Inc. (NYSE:THO) announced today that its co-founder, chairman, president and CEO, Wade F. B. Thompson, died yesterday after a 14 year battle with five cancers. Mr. Thompson was 69 years old.
Mr. Thompson founded Thor in 1980 with Peter B. Orthwein, Thor vice-chairman, with the acquisition of Airstream, the renowned travel trailer builder. Thompson turned Airstream around from a $12 million annual loss immediately prior to purchase to a $1 million profit in its first year. Thor went public on January 11, 1984 and was listed on the New York Stock Exchange on August 29, 1986, six years to the day after its founding.
Wade Thompson always said that his major business legacy was not only helping build Thor into the leading manufacturer of recreation vehicles and buses, but Thor’s record of never losing money which is believed to be unique in these two industries. Even during fiscal 2009, a year of world-wide recession and a depression in the RV industry, Thor made money.
Wade Thompson devoted his last decade to helping find a cure for cancer. He founded the Drive Against Prostate Cancer in 2000. The Drive, consisting of two Airstream mobile medical vehicles, has given over 101,000 free prostate cancer screenings to men, particularly the under-served and veterans. About 5% of the men have an abnormality and The Drive has saved about 5,000 lives due to early detection. He was a major contributor to Zero-The Project to End Prostate Cancer, the Prostate Cancer Foundation, Cancer Research Institute, and actively financed clinical trials for melanoma and colon cancer in Australia, New Zealand, and the United States.
Wade Thompson was also deeply dedicated to the arts, historic preservation and conservation. He was the founder and chairman of the Seventh Regiment Armory Conservancy whose mission is to restore and revitalize the historic Park Avenue Armory at 66th Street in Manhattan into a world class venue for the performing and visual arts. The Armory’s 60,000 sq. ft., seven story high Drill Hall is named in his honor. He was a major supporter of Central Park Conservancy, the Municipal Art Society, and Mystic Seaport Museum. His other interests were tennis and collecting contemporary art.
He is survived by his devoted wife of 42 years, Angela, his children, Charles A. Y. Thompson and Amanda Jane Thompson Riegel, his daughter-in-law, Olya A.Y. Thompson, son-in-law Richard E. Riegel III, and six grandchildren.